Exhibit 99.1

Encision Reports Third Quarter Fiscal Year 2016 Results

BOULDER, Colo., Feb. 2, 2016 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2016 third quarter that ended December 31, 2015.

The Company posted quarterly net revenue of $2.293 million for a quarterly net loss of $200 thousand, or $(0.02) per share. These results compare to net revenue of $2.608 million for a net loss of $417 thousand, or $(0.04) per share, in the year-ago quarter. Gross margin on net revenue was 51 percent in the fiscal 2016 third quarter and 47 percent in the fiscal 2015 third quarter. Gross margin on net revenue was higher in the fiscal 2016 third quarter as a result of a price increase that was established during the prior quarter, lower scrap costs and lower costs in manufacturing operations. The increase in gross margins was partially reduced by higher material costs.

The Company posted nine months net revenue of $7.047 million for a nine months net loss of $598 thousand, or $(0.06) per share. These results compare to net revenue of $7.364 million for a net loss of $1.034 million, or $(0.10) per share, in the year-ago nine months. Gross margin on net revenue was 50 percent in the fiscal 2016 nine months and 48 percent in the fiscal 2015 nine months. Gross margin on net revenue was higher in the fiscal 2016 nine months as a result of lower scrap costs and lower costs in manufacturing operations. The increase in gross margins was partially reduced by higher material costs.

"We continue to execute to our plan and the results are evident and encouraging. We continue to hone our focus both internally and in the field to drive success. While not satisfied with any loss, our team continues to make significant progress towards profitability during a time when many of the major players in medical devices are posting challenging results. Our R&D team is on track to deliver a number of exciting innovations over the current calendar year and our Sales team continues to push through the lengthy value analysis hurdles to open new opportunities and to drive account penetration. We also anticipate near term CE approval which will open the door for introduction of our products into the European marketplace," said Greg Trudel, President and CEO.

"During our fourth quarter, we expect to release our latest innovation in AEM® safety, the 'AEM EndoShield® 2 Burn Protection System'. This reposable monitor will reduce the cost per procedure to a hospital and will interface with its existing electrosurgical generators. Hospitals will soon be able to eliminate the patient and economic risks of potentially deadly stray energy burns for the cost of a disposable trocar or grasper. Having a lower cost per use will help to support our customers as they wrestle with continued cost containment and providing for optimal levels of patient safety."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	December 31, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$ 107	$ 259
Accounts receivable, net	862	965
Inventories, net	2,001	2,338
Prepaid expenses	131	109
Total current assets	3,101	3,671
Equipment, net	589	777
Patents, net	257	258
Other assets	16	20
Total assets	$ 3,963	$ 4,726
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	443	676
Accrued compensation	204	262
Other accrued liabilities	246	325
Line of credit	236	—
Lease and deferred rent payable	30	30
Total current liabilities	1,159	1,293
Line of credit – long-term	—	64
Lease and deferred rent payable	78	101
Total liabilities	1,237	1,458
Common stock and additional paid-in capital	23,664	23,608
Accumulated (deficit)	(20,938)	(20,340)
Total shareholders' equity	2,726	3,268
Total liabilities and shareholders' equity	$ 3,963	$ 4,726

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
	Three Months Ended		Nine Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net revenue	$2,293	$2,608	$7,047	$7,364
Cost of revenue	1,119	1,392	3,519	3,851
Gross profit	1,174	1,216	3,528	3,513
Operating expenses:
Sales and marketing	626	791	1,952	2,175
General and administrative	354	434	1,088	1,185
Research and development	340	354	929	1,026
Total operating expenses	1,320	1,579	3,969	4,386
Operating loss	(146)	(363)	(441)	(873)
Interest and other expense, net	(54)	(54)	(157)	(161)
Loss before provision for income taxes	(200)	(417)	(598)	(1,034)
Provision for income taxes	––	––	––	––
Net loss	$(200)	$ (417)	$(598)	$ (1,034)
Net loss per share—basic and diluted	$(0.02)	$ (0.04)	$(0.06)	$ (0.10)
Weighted average number of shares—basic and diluted	10,673	10,673	10,673	10,673